                           EXCLUSIVE LICENSE AGREEMENT
                                     Between
                      CORNELL RESEARCH FOUNDATION, INC. and
                     ADVANCED REINFORCING TECHNOLOGIES, INC.

                               (CRF Refs. D-1576)

         THIS AGREEMENT, effective as of the first day of March 1999, by and between the CORNELL RESEARCH FOUNDATION, INC., having offices at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, New York, 14850, hereinafter referred to as "FOUNDATION" and Advanced Reinforcing Technologies, Inc., having offices at 202 South Wheeler Street, Plant City, Florida, 33566, hereinafter referred to as "LICENSEE".

                          W I T N E S S E T H T H A T:

         WHEREAS, United States Patent No. 5,613,334, entitled "Laminated Composite Reinforcing Bar and Method of Manufacture" was issued on March 25, 1997, a copy of which is appended as Exhibit A;

         WHEREAS, a Canadian patent application entitled "Laminated Composite Reinforcing Bar", Patent Application No. 2,222,451 was filed on December 19, 1997, a copy of which has been appended as Exhibit B;

         WHEREAS, the inventions disclosed and claimed in Exhibits A & B are assigned to FOUNDATION and FOUNDATION is a wholly owned subsidiary corporation of Cornell University and holds the ownership interests of patents issued on inventions made by Cornell University's staff and administers licenses in a manner consistent with the patent policy of Cornell University;

         WHEREAS, FOUNDATION represents that it is assignee of the above-identified patent and patent application and any patents issuing thereon and has the right to grant licenses under said patent and/or patent application and patents issuing thereon;

         WHEREAS, if the work leading to the invention disclosed and claimed in Exhibit A was supported in part by an agency of the U.S. Government, FOUNDATION is obligated to comply with the U.S. Office of Management & Budgets Circular No. A-124, or 37 CFR Part 401;

         WHEREAS, LICENSEE is desirous of securing a license under the discoveries and invention embodied in said patent and/or patent application and patents issuing thereon to make, have made, use and sell Licensed Products in the United States and throughout the world;

         WHEREAS, FOUNDATION is willing to grant a license in said patent and/or patent application and any patents issuing thereon to LICENSEE upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                        I

DEFINITIONS
         The following definitions will apply throughout this agreement:

         1. American Concrete Institute (Ad) acceptance shall mean recognition by the procedure and protocol of the necessary committees within American Concrete Institute (P0 Box 9094, Farmington Hills, MI, 48444, phone 248-848-3700) which will allow the inclusion of inventions of the scope and manner of which include inventions claimed in Licensed Patent in such code and design guidelines such as those published by ACI, e.g. "ACI Manual of Concrete Practice" or "ACI 319-89 - Building Code Requirements for Reinforced Concrete

         2. Licensed Application shall mean Canadian Patent Application Serial No. 2,222,451 attached as Exhibit B and any continuation, continuation-in-part, or divisional applications thereof as well as foreign counterparts thereof.

         3. Licensed Patent shall mean U.S. Patent No. 5,613,334 any patents issuing from a Licensed Application, and all reissues thereof as well as foreign counterparts thereof.

         4. Licensed Products shall mean any product, use, or method claimed in Licensed Patent and Licensed Applications.

         5. License Year shall mean each twelve (12) month period beginning on the effective date of this Agreement first written above and thereafter on the anniversary date thereof.

         6. LICENSEE shall mean the above named company and any of its affiliates in which it owns or controls at least 50% of the voting stock.

         7. Net Sales Price shall mean the gross amount of money billed by LICENSEE to its customers FOB customers dock on sale or use of Licensed Products subsequent to the effective date of this Agreement where the Licensed Products were either made, used or sold in the United States of America, and throughout the world LESS: (1) trade and/or quantity discounts, (2) returns and allowances, (3) retroactive price reductions, (4) transportation, (5) taxes, (6) insurance, (7) handling, (8) export/import fees, and (9) any other charge or fee not payable with respect to the Product itself.

                                       II

GRANT
         Subject only to the rights of and obligations to the U.S. Government as set forth in U.S. Office of Management & Budget Circular A-124 or 37 CFR Part 401; FOUNDATION hereby grants to LICENSEE for the term set forth below and under the royalty basis set forth below, an exclusive license to make, have made, use or sell Licensed Products in the United States and throughout the world. The term "exclusive license" as used hereinabove shall mean that FOUNDATION shall not issue a license to another, within the period of exclusivity set forth hereinafter or any agreed upon extension thereof.

         FOUNDATION hereby retains its rights to Licensed Patent and Licensed Application for all non-commercial, educational, or research purposes of Cornell University.


                                       III

TO HAVE MADE
         The right of LICENSEE to make Licensed Products includes the right to have made by contract with third parties within a country where LICENSEE is licensed and patent protection for Licensed Products exists or is pending. Such contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of FOUNDATION and to supply all production bf Licensed Products exclusively to LICENSEE.

                                       IV

PAYMENTS MADE IN CONSIDERATION OF THE
EXECUTION OF THIS LICENSE AGREEMENT
           FOUNDATION hereby acknowledges LICENSEE's reimbursement of FOUNDATION's outstanding patent expenses and a payment of fifty thousand dollars ($50,000 - US Currency) made by LICENSEE as a consideration for entering into this Agreement, which are nonrefundable and will not be considered as an advance payment on royalties due hereunder. Reimbursement of FOUNDATION's patent expenses, an amount equal to $13,053, is non-refundable and shall be due upon signing of this Agreement. The payment of $50,000 as stated hereinabove shall be paid within 120 days of the Effective Date of this Agreement. If said $50,000 is not received by FOUNDATION within 120 days of the Effective Date of this Agreement, this Agreement will be null and void.

                                        V

FOREIGN PATENTS AND PAYMENT OF COSTS

         As the Canadian patent application exists, LICENSEE agrees to pay for all expenses incurred in the preparation, filing, prosecution, renewal and continuation of Licensed Patents and Applications in Canada including all taxes, official fees and attorney's fees incurred after the Effective Date of this Agreement.

         Notwithstanding the foregoing, LICENSEE may elect in writing to be released from its license in any of the Licensed Patents and Applications in Canada in which event it shall thereafter have no obligation to reimburse FOUNDATION for any future expenses relating to such patent or patent application.

                                       VI

PAYMENT OF U.S. MAINTENANCE FEES
AND CONTINUING PROSECUTION COSTS
         Where maintenance fees are due on a licensed patent and LICENSEE remains exclusively licensed or is the sole nonexclusive licensee, LICENSEE agrees to reimburse FOUNDATION for the costs of said fees within thirty (30) days of Notice thereof to LICENSEE by FOUNDATION.

         Where prosecution and maintenance fees are due on Licensed Applications and LICENSEE remains exclusively licensed or is the sole nonexclusive licensee, LICENSEE agrees to reimburse FOUNDATION for the costs of said fees within thirty
(30) days of Notice thereof to LICENSEE by FOUNDATION.

         Where Licensed Applications are pending, LICENSEE agrees to pay all reasonable prosecution costs for such Licensed Applications at least through an appeal to a court of competent jurisdiction.

                                       VII

ROYALTIES AND MINIMUM ROYALTIES TO BE
PAID DURING THE LICENSE AGREEMENT
         LICENSEE will pay to FOUNDATION a royalty of three percent (3.0%) of the Net Sales Price of Licensed Products made, used or sold by LICENSEE in the United States and throughout the world.

         LICENSEE'S obligation to pay royalty upon each such product shall cease:

         (i) if the applicable claims in the Licensed Patent in any particular country are held invalid by an unappealed or unappealable decision of a court of competent jurisdiction, in that particular country, or

         (ii)  upon expiration of the last said Licensed Patent; or

         (iii) if FOUNDATION abandons its patent solicitation efforts for all Licensed Applications and no Licensed Patent is in force.

         Royalty payments as above will also apply to Licensed Products sold by LICENSEE prior to the date of this Agreement.

         Beginning with the next License Year after American Concrete Institute Acceptance, LICENSEE shall pay FOUNDATION a minimum royalty payment each License Year thereafter. The minimum annual royalty paid by LICENSEE to FOUNDATION shall adhere to the schedule provided below.

         Schedule of Annual Minimum Royalties Per License Year After Acceptance of Licensed Product By the American Concrete Institute

         First License Year after Acceptance                  $5,000
         Second License Year after Acceptance                 $7,000
         Third License Year after Acceptance                  $9,000
         Fourth License Year after Acceptance                $13,000
         Beyond Fourth License Year after Acceptance         $17,000

         Such minimum annual royalty payments shall be due in full at the beginning of each License Year and will be considered as a credit for the royalties due for that License Year. The royalty reports as provide in Section VIII herein should reflect the use of such credit. Such provision is to be construed as an annual minimum royalty payment requirement and none of the minimum royalty payments are refundable or applicable to succeeding License Years.

                                      VIII

ACCOUNTING AND PAYMENT SCHEDULE
Payment, reporting and financial accounting shall be on a semi-annual basis and LICENSEE will deliver to FOUNDATION within sixty (60) days after the end of the first six month period of each License Year ("First Half of License Year") and the end of the second six month period of each License Year ("Second Half of License Year"), a report in writing setting forth sales of Licensed Products (including a negative report if no sales were made during the period) and will accompany such report with an appropriate payment of royalty or minimum royalty due for such period.

           LICENSEE will keep accurate records, certified by it, showing the information by which LICENSEE arrived at a royalty determination and will permit a person appointed by the FOUNDATION and acceptable to LICENSEE 'to make such inspection of said records as may be necessary to verify royalty reports made by LICENSEE.

         The report for the first quarter of the first License Year will include all sales of Licensed Products by LICENSEE prior to the date of this Agreement and will be accompanied by appropriate payment of royalty therefor in U.S. dollars.

         Conversion from foreign currencies, if any, shall be based upon the conversion rate as published in the Wall Street Journal on the date that payment is due.

         Payments which are delayed beyond the sixty (60) days after which they become due shall be subject to an interest charge of Prime Rate, as published in the Wall Street Journal on the date that payment is due plus two percent (2%).

                                       IX

TERM
           The aforesaid exclusive license under a Licensed Application or Licensed Patent shall last for a period not to exceed the expiration date of the last to expire Licensed Patent.


                                        X

DUTY OF DILIGENCE
         LICENSEE shall exercise its best efforts to effect American Concrete Institutes acceptance of Licensed Products and to effect the introduction of Licensed Products into the commercial market as soon as practical. LICENSEE agrees to develop and exploit Licensed Products with its best efforts by manufacture and sale of Licensed Products for the duration bf the term of this Agreement. LICENSEE further agrees to maintain reasonable quality control over Licensed Products and generally attend to proper, safe, fair, lawful and reasonable development and exploitation of the market for Licensed Products.

         Failure of LICENSEE to comply with the provisions of this Paragraph shall be considered a material breach of this Agreement.

                                       XI

INFRINGEMENT OF LICENSED PATENT RIGHTS BY THIRD PARTIES

         In the event that any infringement of a Licensed Patent shall come to the attention of FOUNDATION or LICENSEE, then FOUNDATION and LICENSEE shall duly inform each other. FOUNDATION, shall, in its sole discretion determine whether or not to prosecute a patent infringement action. If FOUNDATION determines and elects not to prosecute a patent infringement action, then LICENSEE may cause legal proceedings against the alleged infringer at its own expense if there is a showing of substantial likelihood of infringement, that there is substantial competition by the alleged infringer, and that no other action for infringement is pending at the time so that only one such lawsuit is pending at any time.

         LICENSEE may defray the expenses of any such lawsuit to the extent of 50% of royalties payable by LICENSEE during the course of such legal proceedings. Out of any damages or awards recovered by LICENSEE in such action conducted by LICENSEE, FOUNDATION will first recover all royalties up to the 50% of royalties payable by LICENSEE to FOUNDATION and withheld by LICENSEE to defray costs of such lawsuit. LICENSEE will then recover its expenses for conducting said litigation beyond the costs defrayed by withheld royalties. FOUNDATION will also recover any expenses which it incurred on behalf of the litigation. Any amount remaining belongs to LICENSEE, if LICENSEE conducts the litigation, provided that on such amount LICENSEE shall pay FOUNDATION a royalty as provided for in Section VII above. If FOUNDATION conducts the litigation then any amount recovered belongs to FOUNDATION.

         In any proceedings, FOUNDATION shall be entitled to employ counsel and control the course of litigation if, in FOUNDATION's sole discretion, LICENSEE's defense of patent rights is insufficient, or if LICENSEE fails to carry on vigorous prosecution of said patent rights.

         In the event LICENSEE seeks, with justifiable cause, to prosecute more than one lawsuit at a time, FOUNDATION will not unreasonably withhold permission where such actions are conducted entirely at LICENSEE's expense including reimbursement of FOUNDATION's expenses incurred on behalf of such action.

         In any action brought by LICENSEE, LICENSEE undertakes to indemnify for and hold FOUNDATION harmless from any damages, costs or expenses incurred by reason of such litigation.

                                      XIII

ASSIGNMENT

         The rights and obligations of LICENSEE under this Agreement are not assignable but with the exception that such rights and obligations shall be assigned in their entirety to a successor in business as a result of acquisition, merger, restructuring, or reorganization.


                                       XIV

SUBLICENSING

         LICENSEE may sublicense its license hereunder to third parties provided that FOUNDATION finds the sublicensee generally acceptable (such acceptance will not be unreasonably withheld), that all sublicensees shall be obligated to all the terms and conditions of this Agreement beneficial to or protective of FOUNDATION, that LICENSEE shall make all reasonable efforts to ensure compliance of all sublicensees on all such provisions and that LICENSEE will pay to FOUNDATION fifty percent (50%) of all income and consideration received by all sublicensees including but not limited to royalty payments, minimum royalty payments and any payments however styled.

                                       XV

TERMINATION

         FOUNDATION may terminate this Agreement for noncompliance by LICENSEE with any of its provisions by giving notice of its intentions to do so six (6) months before termination.

         LICENSEE may terminate this Agreement by giving notice of its intentions to do so six (6) months before termination.

                                       XVI

ARBITRATION AND JURISDICTION

         All disputes over the meaning and interpretation of this Agreement shall be resolved by conciliation and mediation and if mediation is unsuccessful then disputes shall be finally settled by an Arbitrator selected by FOUNDATION and LICENSEE. If FOUNDATION and LICENSEE cannot agree on an Arbitrator, then disputes shall be resolved by an Arbitration 'Panel comprising one arbitrator appointed by FOUNDATION, one arbitrator appointed by LICENSEE, and a Chairman of the Arbitration Panel appointed by the first two arbitrators. Any such arbitration proceeding shall be conducted in accordance with generally accepted arbitration rules; shall be held in the State of New York, unless otherwise agreed by the parties; and judgment upon the arbitration award may be entered in any court having jurisdiction.

         In order to initiate procedures for dispute resolution by conciliation, mediation and arbitration either party may give written notice to the other of intention to resolve a dispute, and absent satisfactory resolution, then to arbitrate. Such notice shall contain a statement setting forth the nature of the dispute and the resolution sought. If, within thirty (30) days of such notice a resolution by conciliation between the parties themselves or by mediation has not been achieved to the satisfaction of both parties, and if within sixty (60) days from said written notice an Arbitrator or Arbitration Panel has not been appointed with an arbitration schedule satisfactory to both parties, then either party may proceed with judicial remedies.

         FOUNDATION reserves the right and power to proceed with direct judicial remedies against LICENSEE without conciliation, mediation or arbitration for breach of the royalty payment and sales reporting provisions of this Agreement after giving written notice of such breach to LICENSEE followed by an opportunity period of thirty (30) days in which to cure such breach. In collecting overdue royalty payments and securing compliance with reporting obligations, FOUNDATION may use all judicial remedies available.

                                      XVII


OTHER

         LICENSEE agrees that it will not use the indicia or names FOUNDATION or of Cornell University or any of their personnel in advertising, promotion, or labeling of Licensed Products without prior written approval of FOUNDATION.

         FOUNDATION makes no representations other than those specified in the WHEREAS clauses. FOUNDATION MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         FOUNDATION by this Agreement makes no representation as to the patentability and/or breadth of the inventions and/or discoveries involved in a Licensed Patent.

         FOUNDATION by this Agreement makes no representation as to patents now held or which will be held by others in the field of the Licensed Products for a particular purpose.

         LICENSEE agrees to defend, indemnify and hold FOUNDATION harmless from and against all liability, demands, damages, expenses or losses for death, personal injury, illness or property damage (including reasonable attorney's fees) arising (a) out of use by LICENSEE or its transferees of inventions licensed or information furnished under this Agreement, or (b) out of any use, sale or other disposition by LICENSEE or its transferees of products made by use of such inventions or information. As used in this clause, FOUNDATION includes its Trustees, Officers, Agents and Employees, and those of Cornell University, and "LICENSEE" includes its Affiliates, Subsidiaries, Contractors and Sub-Contractors.

           In discharge of the above, at such time that LICENSEE brings to sell Licensed Products, LICENSEE will maintain general liability insurance in the amount of at least one million dollars per occurrence with a deductible of not more than $10,000 per occurrence with such insurers and on such terms as FOUNDATION approves in writing against damage to or destruction of property and injury to or death of individuals and against such other risks as FOUNDATION may reasonably request arising out of or in connection with any of the Licensed

Products, FOUNDATION, Cornell University and their respective officers, trustees, members of their governing boards, and employees will be named insureds under all such insurance. Such insurance will also provide that FOUNDATION will be given notice of any modification thereof and at least ten
(10) days prior written notice of cancellation or termination and the reason therefore. LICENSEE will furnish FOUNDATION upon request, and in any event prior to selling Licensed Product and on each anniversary of the date of the first sale of Licensed Product, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.


         This Agreement shall be interpreted under the Laws of the State of New York.

         Reports, notices and other communications to the FOUNDATION shall be addressed to:

                            President
                            CORNELL RESEARCH FOUNDATION, INC.
                            Cornell Business & Technology Park
                            20 Thornwood Drive, Suite 105
                            Ithaca, New York 14850

and notices and other communications to the LICENSEE to:

                            Dr. Uwe Reischl
                            Advanced Reinforcing Technologies, Inc.
                            202 South Wheeler Street
                            Plant City, Fl9rida  33566

         IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.

ATTEST:                                 CORNELL RESEARCH FOUNDATION, INC.

                                        By:_______________
                                        Richard S. Cahoon
                                        Vice President




ATTEST:
Title:

Date

                                  ADVANCED REINFORCING TECHNOLOGIES , INC.


                         By:
                                  Uwe Reischl, Ph.D.,M.D
                                  Title: Executive Vice President